Exhibit 7.1 - Financial Statements of Carroll Fulmer Group, Inc.


                      CARROLL FULMER GROUP, INC.
                           AND SUBSIDIARIES

                         GROVELAND, FLORIDA


                  INDEPENDENT AUDITORS' REPORT, AND

              CONSOLIDATED AUDITED FINANCIAL STATEMENTS


                  YEARS ENDED MAY 31, 1997 AND 1996


                          TABLE OF CONTENTS

                                                      Page

      Independent Auditors' Report                       1

      Consolidated Financial Statements:

        Balance Sheets                                   2

        Statements of Income and Retained
          Earnings                                       3

        Statements of Cash Flows                       4-5

        Notes to Financial Statements                 6-12







                                  August 15, 1997


                           Independent Auditors' Report


      To The Board of Directors
      Carroll Fulmer Group, Inc.
      Groveland, Florida

                We have audited the accompanying consolidated balance sheets of Carroll Fulmer Group, Inc., a Florida corporation, and subsidiaries as of May 31, 1997 and 1996, and the related consolidated statements of income and retained earnings and cash flows for the years then ended. These consolidated financial statements the are responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Carroll Fulmer Group, Inc. and subsidiaries as of May 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                          /s/ BUNTING, TRIPP & INGLEY

                                          Certified Public Accountants

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


            CARROLL FULMER GROUP, INC. AND SUBSIDIATIES

                    CONSOLIDATED BALANCE SHEETS

                       MAY 31, 1997 AND 1996


                                            1997             1996

                ASSETS

Current Assets
Cash                                   $     627,035    $     245,688
Accounts and notes receivable:
  Trade - pledged (net of allowances
    for doubtful accounts of $40,000)      7,797,501        7,682,454
  Affiliated companies                       241,710          224,563
  Employees and others                        71,011          156,426
  Stockholders                                -                86,831
Prepaid expenses                             404,115          380,776
Inventory - parts                            142,189          109,102
Contracts receivable - current portion       749,641            5,243
                                       -------------    -------------
     Total current assets                 10,033,202        8,891,083
                                       -------------    -------------
Property and Equipment (At Cost)
Land and buildings                         2,932,378        2,932,378
Semi-trailers and tractor trucks           1,805,096        3,663,542
Office and other equipment                 1,804,173        1,810,640
                                       -------------    -------------
     Total                                 6,541,647        8,406,560
  Less:  accumulated depreciation          2,699,603        3,735,014
                                       -------------    -------------
     Property and equipment - net          3,842,044        4,671,546
                                       -------------    -------------
Other Assets
Contracts receivable - noncurrent
   portion                                   592,198        1,133,526
Due from affiliated companies                482,069          179,050
Cash value of life insurance                 373,871          248,964
Loan fees, net of amortization                74,274           82,707
Goodwill and noncompete agreement, net
  of amortization                             23,337           29,016
                                       -------------    -------------
     Total other assets                    1,545,749        1,673,263
                                       -------------    -------------



Total assets                           $  15,420,995    $  15,235,892
                                       =============    =============

The accompanying notes to consolidated
  financial statements should be read
  in conjunction with this statement.

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

            CARROLL FULMER GROUP, INC. AND SUBSIDIATIES

              CONSOLIDATED BALANCE SHEETS -CONTINUED

                       MAY 31, 1997 AND 1996


                                            1997            1996

             LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Freight checks issued - not presented
  for payment at balance sheet date    $   1,896,806    $   1,779,307
Note payable - short-term                  4,875,711        5,281,820
Current portion of long-term notes
  payable                                    331,066          472,100
Accounts payable:
  Freight charges (net of advances to
    truckers)                              1,360,547        1,340,854
  Trade                                      676,634          344,017
Deposits payable - truckers                  257,053          183,806
Accrued expenses and miscellaneous
  payables                                   675,579          441,445
Income taxes payable                         237,432            -
Deferred income taxes payable -
  current portion                             77,792           45,905
                                       -------------    -------------
     Total current liabilities            10,388,620        9,889,254

Long-Term Liabilities
Notes payable - deferred portion           2,379,166        2,639,209
Deferred income taxes payable                312,342          567,229
                                       -------------    -------------
     Total long-term liabilities           2,691,508        3,206,438
                                       -------------    -------------
     Total liabilities                    13,080,128       13,095,692
                                       -------------    -------------
Stockholders' Equity
Common stock - $1 par value - 200,000
  shares authorized, 1,758 shares
  issued and outstanding                       1,758            1,758
Capital in excess of par value               127,261          127,261
Retained earnings                          2,211,848        2,011,181
                                       -------------    -------------
     Total stockholders' equity            2,340,867        2,140,200
                                       -------------    -------------
Total liabilities and stockholders'
  equity                               $  15,420,995    $  15,235,892
                                       =============    =============

The accompanying notes to consolidated
  financial statements should be read
  in conjunction with this statement.


            CARROLL FULMER GROUP, INC. AND SUBSIDIATIES

      CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                 YEARS ENDED MAY 31, 1997 AND 1996


                                            1997            1996
Revenues

Freight and transportation income      $  66,435,346    $  54,888,195
Leased employee services - related
  parties                                  2,214,516        2,580,106
Rents, fees, and miscellaneous               639,754          434,172
                                       -------------    -------------
   Total revenues                         69,289,616       57,902,473
                                       -------------    -------------
Costs and Expenses

Freight and transportation costs          54,200,330       43,343,776
Compensation costs and commissions         9,307,585        8,392,972
Operating expenses                         1,875,980        2,555,404
General and administrative                 2,350,499        2,008,708
Interest                                     772,194          743,547
Depreciation and amortization                503,077          578,517
                                       -------------    -------------
     Total costs and expenses             69,009,665       57,622,924
                                       -------------    -------------
     Operating profit                        279,951          279,549

Gain on sale of property and equipment       115,716          508,550
                                       -------------    -------------
     Income before income taxes              395,667          788,099
                                       -------------    -------------
Income taxes:
  Current provision                          418,000          278,639
  Deferred charge (benefit)                 (223,000)          99,361
                                       -------------    -------------
     Total income taxes                      195,000          378,000
                                       -------------    -------------
     Net income                              200,667          410,099

Retained earnings - beginning              2,011,181        1,601,082
                                       -------------    -------------
Retained earnings - ending             $   2,211,848    $   2,011,181
                                       =============    =============

The accompanying notes to consolidated
  financial statements should be read
  in conjunction with this statement.


            CARROLL FULMER GROUP, INC. AND SUBSIDIATIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED MAY 31, 1997 AND 1996


                                           1997            1996
Operating Activities
--------------------
Freight, rental, and miscellaneous
  revenue                              $  69,174,569    $ 58,309,340
Freight and transportation costs         (53,881,107)    (43,500,207)
Compensation costs and commissions        (8,997,853)     (8,610,402)
Operating expenses                        (1,875,980)     (2,555,404)
General and administrative expenses       (2,412,158)     (2,058,367)
Interest expense                            (774,545)       (738,644)
Income taxes                                (133,815)       (560,123)
                                       --------------   -------------
  Net cash provided by operating
    activities                             1,099,111         286,193
                                       --------------   -------------
Investing Activities
--------------------
Sale of equipment                            398,703         359,171
Advances to affiliated companies            (320,166)       (312,414)
(Advances) collections on contracts
  receivable                                  (9,611)         36,231
Construction outlays and equipment
  purchases                                  (98,532)       (141,946)
Repayments from stockholders,
  employees, and others                      172,246          71,833
Increase in cash value of life
  insurance                                 (124,907)        (95,010)
                                       --------------   -------------
  Net cash provided (used) by
    investing activities                      17,733         (82,135)
                                       --------------   -------------
Financing Activities
--------------------
Payments on short-term debt (net)           (406,109)       (127,832)
Principal payments on long-term debt        (446,887)       (616,463)
                                       --------------   -------------

  Net cash used by financing activities     (852,996)       (744,295)
                                       --------------   -------------

  Net increase (decrease) in cash            263,848        (540,237)

Cash (deficit) - beginning of year        (1,533,619)       (993,382)
                                       --------------   -------------
Cash (deficit) - end of year           $  (1,269,771)   $ (1,533,619)
                                       ==============   =============

Cash (deficit) - end of year consisted
  of the following:
    Cash in banks                      $     627,035    $    245,688
    Freight checks issued-not presented
     for payment at balance sheet date    (1,896,806)     (1,779,307)
                                       --------------   -------------
  Totals                               $  (1,269,771)   $ (1,533,619)
                                       ==============   =============

The accompanying notes to consolidated
  financial statements should be read
  in conjunction with this statement.

            CARROLL FULMER GROUP, INC. AND SUBSIDIATIES

         CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                 YEARS ENDED MAY 31, 1997 AND 1996


                                            1997            1996

Significant Financial Activities Not
   Requiring or Providing Cash

Land, buildings, and equipment financed
   directly by bank loans              $      45,810    $     503,218
                                       =============    =============
Contracts received from sale of
   equipment and buildings             $     193,459    $   1,175,000
                                       =============    =============
Reconciliation of Net Income to Net
  Cash Provided by Operating Activities

  Net income determined on the
    accrual basis                      $     200,667    $     410,099
                                       -------------    -------------
Adjustments to reconcile net income
  to net cash provided by operating
  activities:

  Noncash Items
  Depreciation and amortization              503,077          578,517
  Deferred income tax expense (benefit)     (223,000)          99,361
  Net gain on sales of property and
    equipment                               (115,716)        (508,550)
  Bad debt provision                           -              (30,000)

  (Increase) Decrease in Applicable
      Assets
  Trade accounts receivable and
    miscellaneous assets                    (115,047)         406,867
  Prepaid loan costs                           8,433          (82,707)
  Parts inventory                            (33,087)         (73,444)
  Prepaid expenses                           (70,092)          63,046
  Prepaid and refundable income taxes         46,753          (46,753)

  Increase (Decrease) in Applicable
     Liabilities
  Trade accounts payable                     352,310          (82,985)
  Accrued liabilities                        309,732         (217,430)
  Interest payable                            (2,351)           4,903
  Income tax payable                         237,432         (234,731)
                                       -------------    -------------
  Total adjustments                          898,444         (123,906)
                                       -------------    -------------
Net cash provided by operating
   activities                          $   1,099,111    $     286,193
                                       =============    =============

The accompanying notes to consolidated
  financial statements should be read
  in conjunction with this statement.



                   CARROLL FULMER GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        YEARS ENDED MAY 31, 1997 AND 1996

    General

        The principal sources of revenue for the Company are from trans-portation services as an Interstate Commerce Commission common carrier and licensed broker and from the leasing of transportation equipment.
    Approximately thirty-three percent of the Company's business in the current year was with customers in the food industry.

        Carroll Fulmer Group, Inc. was incorporated on July 10, 1989. The following entities are wholly-owned subsidiaries in transactions accounted for as poolings of interest:

     Subsidiary                           Line of Business
     ----------                           ----------------
     Carroll Fulmer & Co., Inc.           Transportation services
     Carroll Fulmer Payroll, Inc.         Employee leasing
     Pact Management Corporation          Truck and trailer leasing
     Pact Leasing Corporation             Truck and trailer leasing
     Pact Trucking Corporation            Transportation services
     Carroll Fulmer Trucking Corporation  Transportation services
     Carroll Fulmer Enterprises, Inc.     Transportation services
     Mechanics Management Corporation     Employee leasing
     Carroll Fulmer Logistics, Inc.       Transportation services

    Note A - Summary of Significant Accounting Policies

    Consolidation

        The consolidated financial statements presented herein include the accounts of the corporations listed above. All significant intercompany balances and transactions have been eliminated.

    Cash and Equivalents

        For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at the balance sheet dates.

    Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Accounts Receivable

        Accounts are reviewed periodically. An allowance for doubtful accounts is provided for those accounts deemed to be unlikely of collection.

        The trade accounts receivable are collateral on a credit line payable to AmSouth Bank.

        The Company is the owner of two insurance policies with one carrier covering the collection and credit risk associated with domestic and foreign transportation accounts receivable. The limit of the policy covering domestic accounts is $5,000,000 with an annual deductible provision of $35,000. A limit of $175,000 applies to foreign accounts with a deductible provision of $5,000 annually.

    Depreciation

        Depreciation of equipment and buildings is provided over the esti-mated useful lives of the respective assets on the straight line method.
    Accelerated methods and shorter lives are used for tax purposes.

        Certain equipment is collateral on various notes payable by the Company and related parties. Land and buildings are collateral on sev-eral mortgages payable.

    Inventory

        Inventory is comprised of parts and supplies for repairs and is stated at the lower of actual cost or market value.

    Amortization of Goodwill

        Goodwill resulting from the purchase of several brokerage firms is being amortized over ten to twenty-five years on a straight line basis.

    Reclassification of Financial Statement Presentation

        Certain reclassifications have been made to the 1996 financial state-ments to conform with the 1997 financial statement presentation. Such reclassifications had no effect on net income as previously reported.


    Note B - Contracts Receivable

        During the prior year, the Company entered into two lease/sale option contracts for its former office building and property in Orlando, Florida. During the current year, legal fees for retitling the property were added to the balances of each contract. One contract has an outstanding balance of $620,391. The other contract has an outstanding balance of $556,165.

        These transactions have been recorded as sales with gains for book purposes of $395,900. Should these lease/sale option contracts not be completed, a loss would necessarily be recorded. Management has received no indications that the terms of the contracts will not be met. The
    Company retains title to these properties until certain conditions are satisfied.

        The Company has also sold various equipment under contract. The balances due on these contracts amounted to $165,282 at May 31, 1997.


    Note C - Short-Term Debt

        As of May 31, 1997, the Company was indebted to a financial insti-tution on a credit line note. The outstanding balance amounted to $4,875,711 with an interest rate of prime plus a percentage negotiable yearly with the lender. Collateral for the note consists of pledged accounts receivable and a guarantee of officers. Advances on the credit line are limited to 85% of pledged accounts receivable or $9,000,000, whichever is less.


    Note D - Long-Term Debt

        The Company was also indebted on several long-term obligations total-ing $2,710,232 and $3,111,309 at May 31, 1997 and 1996, respectively.
    This debt for 1997 is summarized as follows:

                                               Interest
    Payees         Collateral                    Rate       Balances
    ------         ----------                -----------  -----------
    Financial      Semi-trailers, tractors,
      institutions   and vehicles             7% to 9.9%  $    66,373
    Financial      Land and building -
      institutions   Charleston                     7.8%      186,741
    Financial      Land and building -
      institutions   Groveland                  8% to 10%   1,936,417
    Lake County    None                            None        59,705
    Individuals    Land and building           10% to 12%     209,985
    Financial
      institutions Office equipment             6% to 11%     251,011
                                                           ----------
    Total                                                  $2,710,232
                                                           ==========


        Payments of principal due in each of the next five fiscal years and thereafter are:

                    1998                            $  331,066
                    1999                               451,857
                    2000                               149,481
                    2001                                76,598
                    2002                                63,820
                    Thereafter                       1,637,410
                                                    ----------
                    Total                           $2,710,232
                                                    ==========


    Note E - Leasing Arrangements

        As of May 31, 1997, the Company was obligated under several leases for equipment, mostly with related parties. These leases are noncancel-lable operating leases with remaining terms ranging from one to five years with no option for renewal or purchase.

        Future minimum lease payments under these leases are as follows:

                    Year Ending                       Minimum
                      May 31,                         Payments
                    -----------                       --------
                    1998                              $111,817
                    1999                                71,602
                    2000                                49,052
                    2001                                45,709
                    2002                                27,633
                                                      --------
                    Total                             $305,813
                                                      ========


    Note F - Income Taxes

    Currently Payable

        Carroll Fulmer Group, Inc. files a consolidated tax return with its ten wholly-owned subsidiaries. The current provision for income taxes represents the amount which management has determined to be applicable for the year ended May 31, 1997


    Note F - Income Taxes - Continued

    Deferred

        As disclosed in Note A, the Company uses different methods of depreciation for financial and income tax reporting on its equipment and buildings. As disclosed in Note B, the Company entered into two lease/ sale option contracts for its former office building and property in Orlando, Florida. The gains on these sales were recognized in full in the prior year for book purposes and will be recognized over the life of the contracts for tax purposes. The effect of these differences is the basis for computing deferred tax liability.

        The components of the deferred tax liability reported on the balance sheets as of May 31, 1997 and 1996, were as follows:

                                                     1997       1996
                                                  ----------  ----------
      Cumulative temporary differences between
        depreciation taken for financial state-
        ment purposes versus tax purposes         $  791,784  $1,210,219

      Cumulative temporary differences between
        recognition of gains on lease/sale option
        contracts for financial and tax purposes     402,197     416,305

      Cumulative temporary difference between
        recognition of reserve accruals for
        financial statement and tax purposes        (160,000)          -
                                                  ----------  ----------
      Net cumulative temporary differences        $1,033,981  $1,626,524
                                                  ==========  ==========

      Net deferred tax liabilities associated
        with these differences based on enacted
        tax rates for Federal and State purposes
        (of which $77,792 and $45,905 are current,
        respectively)                               $390,132    $613,134
                                                    ========    ========

        The components of the deferred tax (benefit) charge reported on the statements of income and retained earnings are as follows:

                                                       1997      1996
                                                    ---------   -------
      Tax charge (benefit from turnaround)
        of temporary differences on
        depreciation and gain recognition           $(163,000)  $99,361

      Tax benefit related to deferred
        recognition of reserve accruals               (60,000)       -
                                                    ---------   -------
                                                    $(223,000)  $99,361
                                                    =========   =======

    Note G - Retirement Plan

        On September 13, 1985, the Company adopted a profit sharing plan covering substantially all employees. Contributions to the plan are determined by management. The contribution provided for the prior year amounted to $25,000. A contribution of $100,000 was accrued for the current year. The plan may be terminated at the discretion of management.

    Note H - Disclosures About the Fair Value of Financial Instruments

        The Company estimates that the fair value of financial instruments
    (cash, receivables, accounts payable, and long-term debt) at May 31, 1997, does not differ materially from their aggregate carrying values reflected in the accompanying balance sheet.

    Note I - Contingencies and Commitments

        The Company has been named as a defendant in certain lawsuits arising in the ordinary course of business. While the outcome of these lawsuits cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial position and results of operations of the Company.

        The Company is a guarantor on a financing arrangement to a related party. The balance of this loan amounted to $333,038 at May 31, 1997 and $561,258 at May 31, 1996.

    Note J - Significant Customers

        Although the Company has no significant economic dependency on any customer, revenues from two customers in unrelated industries totaled approximately $6,000,000, which was slightly less than 9% of the Company's total revenues in 1997.

    Note K - Related Party Transactions

        Several subsidiaries of the Company are engaged to a significant degree in employee leasing activities with nonconsolidated related parties.

        The Company received $2,214,515 in revenues from leasing employees to nonconsolidated related parties during the current year and $2,580,106 in the prior year.

        The Company also leases tractors, trailers, and other miscellaneous assets from these same nonconsolidated related parties under operating leases. The total lease payments amounted to approximately $7,098,000 for the current year and $7,823,000 for the prior year. The lease rates are comparable to those paid to nonrelated parties.


    Note K - Related Party Transactions - Continued

        As of May 31, 1997, the Company owed other nonconsolidated corpora-tions $16,845. These same corporations owed the Company $179,050 at May 31, 1996. Building rent paid to these corporations during the year ended May 31, 1997, amounted to approximately $250,000. The Company also paid other related parties $49,000 during the year for building rent.


    Note L - Uninsured Cash Balances

        The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash balances.


    Note M - Subsequent Event

        On August 15, 1997, the Corporation and its stockholders signed an agreement and plan of reorganization to merge Carroll Fulmer Group, Inc.
    with a wholly-owned subsidiary of Transit Group, Inc. ("Newco") with "Newco" to be the surviving corporation. The effective date of the merger is to be August 31, 1997.





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